Exhibit 10.1
Planet Labs PBC
ADVISORY AGREEMENT

This Agreement is effective as of May 6, 2024 (the "Effective Date") by and between Planet Labs
PBC, a Delaware corporation (the "Company"), and Kevin Weil ("Advisor").

1.Advisor Services. Advisor's services to the Company hereunder shall consist of advisory services as requested by the Company and such other services as may be mutually determined by Advisor and the Company (collectively, the "Advisor Services"). Advisor may deliver the Advisor Services to the Company via telephone, e-mail, video conference, or other means of electronic communication at such time or times as may be acceptable to both Advisor and Company.

2.Compensation. As full and complete payment for the Advisor Services hereunder, Advisor shall be compensated as follows:

a.Advisor will remain eligible for continued vesting of certain outstanding options (“Options”) to purchase shares of Class A common stock of the Company (“Shares”) and restricted stock units (“RSUs”) covering Shares, which the Company previously granted to Advisor, and which are set forth in Schedule 1 attached hereto, subject to the adjustments described herein. Each award of Options or RSUs (each, an “Award”) is hereby amended to provide that, effective as of the Effective Date but immediately following the termination of Advisor’s employment with the Company, seventy-five percent (75%) of the then-unvested portion of such Award automatically will be canceled and forfeited, and Advisor no longer will have any rights to such portion of the Award or the underlying Shares (“Adjustment”). The Adjustment will apply proportionately to each unvested tranche under the Award that is scheduled to vest after the Effective Date, such that twenty-five percent (25%) of each such tranche that is scheduled to vest after the Effective Date will remain scheduled to vest in accordance with the same vesting schedule applicable to such Award immediately prior to Adjustment (the “Continuing Portion”). Further, as of the Effective Date, vesting of the Continuing Portion of any Award will be eligible to vest based solely on Advisor’s continued services in accordance with this Agreement. If Advisor’s services under this Agreement terminate for any reason before the Awards have vested in full, then subject to the immediately following sentence, any then-unvested portion of the Awards will terminate immediately and, for clarity, without regard to whether Advisor continues to provide any other services to the Company or any of its subsidiaries or other affiliates. Notwithstanding such vesting schedule, Exhibit A to this Agreement, which is incorporated herein by reference and made a part of this Agreement, provides for certain additional terms and conditions that will apply to the Awards, effective as of the Effective Date, setting forth certain additional vesting in relation to a Qualifying Termination (as defined in Exhibit A attached hereto) that Advisor may incur during the term of this Agreement. The provisions herein constitute an amendment to each of Advisor’s Awards. Except as modified by this Agreement, each Award will remain subject to the Company equity plan under which the Award was granted (as specified in Exhibit A) (each, a “Plan”) and the applicable award agreement thereunder (together, the “Award Documents”), including without limitation, that the post-termination exercise period provided under the Award Documents with respect to any vested Options will continue to apply as provided therein and will not be shortened as a result of any of the modifications to Options described herein.

b.Subject to Advisor’s valid election to continue health care coverage under Section 4980B of the Code (as defined in Exhibit A) (“COBRA”) to the extent that Advisor is eligible to do so, then the Company will pay the premiums for coverage, for Advisor and Advisor’s eligible dependents, under its group health plans based on Advisor’s elections in effect on the date of termination of Advisor’s employment with the Company until the earlier of the end of six (6) months following the date of such employment termination (the “Covered Period”) or the date Advisor becomes covered by a group health insurance program provided by a subsequent employer. Notwithstanding the foregoing, (i) if any plan pursuant to which such continued healthcare benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or

(ii) the Company is otherwise unable to continue to cover Advisor under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to the first month of premiums required to be paid for such COBRA coverage will thereafter be paid to Advisor in substantially equal monthly installments over the remaining portion of the Covered Period. Any such monthly installment payments will be made regardless of Advisor’s continued eligibility for COBRA coverage and will be taxable to Advisor as well as subject to any applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide such taxable payments without incurring penalties or violating applicable law (including without limitation, Section 2716 of the Public Health Service Act), Advisor will not receive such taxable payments.

3.Independent Contractor Relationship. Advisor's relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, or employee relationship between Advisor and the Company. The Company and Advisor agree and acknowledge that neither party hereto renders legal, tax or accounting advice to the other party. Without limiting the generality of the foregoing, (i) the Company shall not pay, on the account of Advisor, any unemployment tax or other taxes required under the law to be paid with respect to employees and shall not withhold any monies from the fees payable pursuant to this Agreement for income or employment tax purposes, and (ii) the Company shall not provide Advisor with, and Advisor shall not be eligible to receive from the Company under any Company plan, any benefits, including without limitation, any pension, health, welfare, retirement, workers’ compensation or other insurance benefits. Advisor is solely responsible for all tax returns and payments required to be filed with any federal, state, local or foreign tax authority with respect to receipt of compensation under this Agreement.

4.Intellectual Property Rights.

4.1    Disclosure and Assignment of Intellectual Property.

a.Intellectual Property. "Intellectual Property" as used in this Agreement includes any and all new or useful art, discovery, improvement, technical development, or invention, whether or not patentable and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable work, that Advisor, solely for or jointly with the Company, makes, conceives or reduces to practice within the scope of Advisor's work for the Company under this Agreement.

b.Disclosure and Ownership of Intellectual Property. Advisor agrees to promptly disclose to the Company all Intellectual Property. Advisor hereby assigns and agrees to assign to the Company or its designee Advisor's entire right, title and interest worldwide in all such Intellectual Property and any and all associated intellectual property rights.

c.Assistance. Advisor agrees to assist the Company in any reasonable manner to obtain and enforce for the Company's benefit patents, copyrights, mask works, and other property rights in any and all countries, and Advisor agrees to execute, when requested, patent, copyright or similar applications and assignments to the Company and any other lawful documents deemed necessary by the Company with respect to any Intellectual Property. If called upon to assist under this paragraph, Advisor will be entitled to a fair and reasonable fee in addition to reimbursement of authorized expenses incurred at the prior written request of the Company. If the Company is unable for any reason to secure Advisor's signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Intellectual Property (including improvements, renewals, extensions, continuations or continuations in part thereof), Advisor hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Advisor's agents and attorneys-in-fact to act for and on Advisor's behalf and instead of Advisor, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by Advisor.

4.2    Confidential Information.

a.Definition. "Confidential Information" as used in this Agreement shall mean any and all technical and non-technical information, including patents, copyrights, trade secrets, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of the Company, its suppliers and customers, and includes, without limitation, information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. "Confidential Information" also includes proprietary or confidential information of any third party who may disclose such information to the Company or Advisor in the course of the Company's business.

b.Nondisclosure and Nonuse Obligations. Advisor will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of, Confidential Information. Advisor will not (i) use Confidential Information for any purpose whatsoever other than as necessary for the performance of the Advisor Services on behalf of the Company, or (ii) subject to Advisor’s right to engage in protected conduct (as described in the Protected Activity Not Prohibited section below), disclose Confidential Information to any third party without the prior written consent of an authorized representative of the Company, except that Advisor may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Advisor shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Advisor agrees that no ownership of Confidential Information is conveyed to Advisor. Advisor will immediately give notice to the Company of any unauthorized use or disclosure of the Confidential Information. Advisor agrees to assist the Company in remedying any such unauthorized use or disclosure.

c.Exclusions from Nondisclosure and Nonuse Obligations. Advisor's obligations under Section 4.2(b) with respect to Confidential Information shall not apply to any information that (a) was in the public domain at or subsequent to the time it was communicated to Advisor by the disclosing party through no fault of Advisor, (b) was rightfully in Advisor's possession free of any obligation of confidence at or subsequent to the time it was communicated to Advisor by the disclosing party (c) was developed by employees or agents of Advisor independently of and without reference to any information communicated to Advisor by the disclosing party. Further, as set forth below, nothing herein will prohibit or limit Advisor’s rights to engage in protected conduct, as set forth in the Protected Activity Not Prohibited section below.

d.Disclosure of Third Party Information. Neither party shall communicate any information to the other in violation of the proprietary rights of any third party.

4.3    Return of the Company's Property. All materials (including, without limitation, documents, drawings, models, sketches, designs and lists) furnished to Advisor by the Company under this Agreement whether delivered to Advisor by the Company or made by Advisor in the performance of services under this Agreement ("Company Property") are the sole and exclusive property of the Company or its suppliers or customers. Advisor agrees to promptly deliver the original and any copies of Company Property to the Company at any time upon the Company's request. Upon termination of this Agreement by either party for any reason, Advisor agrees to promptly deliver to the Company or destroy, at the Company's option, the original and any copies of Company Property. Advisor agrees to certify in writing that Advisor has so returned or destroyed all such Company Property.

5.No Conflict of Interest. During the term of this Agreement, Advisor shall not be employed by, consult for, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with the business presently being carried on or contemplated by the Company. Advisor represents and warrants to the Company that (i) Advisor is entering into this Agreement voluntarily and that the entrance into this Agreement and performance of Advisor’s obligations hereunder will not violate or conflict with the terms of any agreement between Advisor and any other person, firm, organization or other entity person (including, without limitation, any non-competition or non-solicitation restriction in any such agreement), (ii) Advisor is not under any contractual or other restriction or obligation that is inconsistent with the execution of this Agreement, the performance of the Advisor Services hereunder, or the other rights of the Company hereunder, and (iii) Advisor’s performance of his duties under this Agreement will not require Advisor to, and Advisor shall not, rely on in the performance of the Advisor Services or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any other party.

6.Term and Termination
6.1    The initial term of this Agreement shall be the period commencing on the Effective Date immediately following the termination of Advisor’s employment with the Company (which employment will have terminated as of 5:00 p.m. Pacific Time on the Effective Date) and ending one (1) year thereafter, and unless earlier terminated as provided herein. The initial term may be extended by mutual agreement of the parties in writing. The parties will meet at regular six-month intervals during the Term to discuss the overall advisory relationship and scope thereof. Subject to the terms herein, either party may terminate this Agreement, with or without cause, at any time by written notice to the other party. The rights and obligations contained in Sections 2, 3, 4, 8, and 9 will survive any termination of this Agreement.

7.Additional Terms
7.1    Personality Rights and IP. Company shall not intentionally make any use of Advisor's name, image, likeness, brand, goodwill, or other unequivocal aspects of his identity (collectively "Personality Rights"), nor any copyright, trademarks, or other intellectual property of the Advisor, without Advisor's prior written consent. Notwithstanding the foregoing, the Company may use or publish Advisor's name and image without prior consent when referring to his advisory relationship with the Company.

8.Release
8.1     In consideration for the opportunity to serve as an Advisor for the Company under this Agreement and for the compensation hereunder, Advisor, on Advisor’s own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Company, its subsidiaries and affiliates, and any of their respective current or former agents, employees, officers, directors, shareholders, affiliates, successors, and assigns (together "Releasees") from all claims, suits, debts, liabilities, promises or causes of action of any kind, known or unknown, suspected or unsuspected, that Advisor may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Advisor signs this Agreement. Advisor agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law.

Advisor acknowledges that Advisor is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD

HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Advisor, being aware of said code section, agrees to expressly waive any rights Advisor may have thereunder, as well as under any other statute or common law principles of similar effect. Advisor acknowledges and agrees that as of the Effective Date, in connection with Advisor’s voluntary resignation of Advisor’s employment with the Company, Advisor ceased to be a participant under the Company’s Executive Severance Plan, Advisor’s Participation Notice thereunder terminated, and Advisor is not eligible for or entitled to any payments or benefits under such plan or notice.

9.     Miscellaneous.

9.1    Successors and Assigns. Advisor may not subcontract or otherwise delegate Advisor's obligations under this Agreement without the Company's prior written consent. Subject to the foregoing, this Agreement will be for the benefit of the Company's successors and assigns, and will be binding on Advisor's assignees.

9.2    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

9.3    Governing Law. This Agreement shall be governed in all respects by the laws of the State of California.

9.4    Severability. Should any provisions of this Agreement be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

9.5    Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

9.6    Injunctive Relief for Breach. Advisor's obligations under this Agreement are of a unique character that gives them particular value, and breach of any of such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. Accordingly, in the event of such breach, the Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

9.7    Entire Agreement. This Agreement, together with the Award Documents (as modified hereby), constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Advisor Services as contemplated herein. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

9.8    Counterparts. This Agreement may be executed and delivered in one or more counterparts, each of which when so executed and delivered will be an original, and each such counterpart will together constitute one and the same instrument. Delivery of this Agreement by facsimile, e-mail or functionally equivalent electronic transmission constitutes valid and effective delivery.

9.9    Acknowledgement. Advisor hereby acknowledges (i) that Advisor has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that Advisor has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

9.10    Protected Activity Not Prohibited. Advisor understands that nothing in this Agreement shall in any way limit or prohibit Advisor from filing and/or pursuing a charge or complaint with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission (“Government Agencies”). In addition, Advisor understands that nothing in this Agreement, including its definition of Confidential Information, prevents Advisor from discussing or disclosing information about unlawful acts, such as harassment or discrimination or any other conduct that Advisor have reason to believe is unlawful. Notwithstanding the preceding, Advisor agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts or the activity otherwise protected herein. Advisor further understands that Advisor is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. Pursuant to the Defend Trade Secrets Act of 2016, Advisor is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by such individual’s service recipient for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Advisor understands that nothing in this Agreement, including its definition of Confidential Information, limits Advisor’s rights to discuss or disclose Advisor’s compensation or the terms or conditions of Advisor’s service relationship with the Company, to the extent protected by applicable law, or otherwise impairs Advisor from assisting other Company current or former service providers in the exercise of their rights under applicable law.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Planet Labs PBC                    ADVISOR: Kevin Weil

Signature: /s/ Ashley Johnson         Signature: /s/ Kevin Weil

Name: Ashley Johnson                Name: Kevin Weil

Title: President and Chief Financial Officer    Address:

SCHEDULE 1
Equity Awards

Award Type	Grant Date	Grant ID Number	Plan	Number of Shares Subject to Award at Grant	Per Share Exercise Price	Number of Shares Vested as of 5/6/2024[a]	Number of Shares Unvested as of 5/6/2024[a,b]
Option (ISO)	6/30/2021	2071	2011[c]	41,010	$9.75	30,758	10,252
Option (NSO)	6/30/2021	N2071	2011	1,644,013	$9.75	1,268,117	375,896
RSUs	4/5/2023	3651	2021[d]	618,812	N/A	154,703	464,109
RSUs	6/30/2021	2028	2011	1,072,287	N/A	737,198	335,089

a.Assumes vesting continues based on Advisor’s continued service through the date shown.
b.Includes all shares that would not yet have vested through the date shown, and assuming Advisor’s continued service through such date. Numbers do not reflect any cancelations and forfeitures pursuant to the Adjustment on such date.
c.2011 Stock Incentive Plan.
d.2021 Incentive Award Plan.

EXHIBIT A

Certain Additional Terms and Conditions

The following additional terms and conditions will apply to the agreement to which this Exhibit A is attached (the “Agreement”). Capitalized terms used in this Exhibit A that are not defined herein will have the same meaning as ascribed to such term in the Agreement. Certain terms used in this Exhibit A are defined in Section C below.

A.Qualifying Termination During CIC Protection Period. In the event that Advisor experiences a Qualifying Termination during the CIC Protection Period and while providing services under the Agreement, then subject to Sections B and D below, and subject to any additional requirements specified in the applicable Plan, any portions of the Awards that are outstanding and unvested as of the date of the Qualifying Termination (the “Qualifying Termination Date”) will vest (and, if applicable, become exercisable) in full on the date on which the Separation Release becomes effective and, if applicable, irrevocable; provided, that in the event the Qualifying Termination occurs prior to a Change in Control, then upon the Qualifying Termination, such Awards (or portions thereof) that are outstanding and unvested as of the Qualifying Termination Date will remain outstanding and eligible to vest in full in accordance with this Section A on the date on which the Separation Release becomes effective and, if applicable, irrevocable or, if later, as of immediately prior to a Change in Control that is consummated within three (3) months following the Qualifying Termination Date and such Award (to the extent then-unvested) will be cancelled and forfeited without payment therefor upon the three (3)-month anniversary of the Qualifying Termination Date if a Change of Control is not consummated during such three (3)-month period.

B.Separation Release. Notwithstanding anything herein to the contrary, Advisor will not be eligible or entitled to receive the vesting described in Section A above unless Advisor executes a Separation Release that becomes effective and, if applicable, irrevocable, no more than sixty (60) days after the Qualifying Termination Date (the “Release Deadline Date”). Any RSUs that accelerate vesting according to Section A above will be settled, subject to any delay described in Section D below, on a date no later than ten (10) days following the date that the Separation Release becomes effective and, if applicable, irrevocable, or if later, in the event of a Qualifying Termination that occurs prior to a Change in Control, on a date on or before the date of completion of the Change in Control.
C.Certain Definitions.

1. 2021 Plan. For purposes of the Agreement, “2021 Plan” will mean the Company’s 2021 Incentive Award Plan, as may be amended from time to time, or any successor equity incentive plan established by the Company.

2    Cause. For purposes of the Agreement, “Cause” will mean:

a.a material act of dishonesty made by Advisor in connection with performance of Advisor’s responsibilities to the Company or any Subsidiary or affiliate thereof;

b.Advisor’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;

c.Advisor’s gross misconduct in connection with performance of Advisor’s duties as a service provider to the Company or any Subsidiary or affiliate thereof;

d.Advisor’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any Subsidiary or affiliate or any other party to whom Advisor owes an obligation of nondisclosure as a result of Advisor’s relationship with the Company or such Subsidiary or affiliate thereof;
e.Advisor’s persistent and willful failure to perform Advisor’s duties and responsibilities to the Company or any Subsidiary or affiliate after written notice of the acts or omissions constituting the grounds for “Cause” and a failure to remedy such failure within thirty (30) days after Advisor’s receipt of such written notice thereof; or

f.Advisor’s material and willful breach of any obligations under any written agreement or covenant with the Company or any Subsidiary or affiliate thereof.
For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of Advisor’s death or Disability.

3.     Change in Control. For purposes of the Agreement, “Change in Control” will have the meaning set forth in the 2021 Plan.

4.    CIC Protection Period. For purposes of the Agreement, “CIC Protection Period” will mean the period beginning three (3) months prior to (and including) the date on which a Change in Control is consummated and ending on (and including) the twelve (12)-month anniversary of the date on which such Change in Control is consummated.

5.    Code. For purposes of the Agreement, “Code” will mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

6.    Disability. For purposes of the Agreement, “Disability” will mean that Advisor is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

7.    Good Reason. For purposes of the Agreement, “Good Reason” will mean without Advisor’s written consent, the occurrence of any one or more of the following events:
a.material reduction in Advisor’s compensation under this Agreement (provided, for clarity, that changes in the value of the Shares underlying any Award will not constitute or contribute to Good Reason);

b.the Company relocates Advisor’s principal place of service to a location that is greater than fifty (50) miles from Advisor’s principal place of service immediately prior to such relocation; or

c.a material reduction in Advisor’s title, duties or responsibilities to the Company (other than during temporary periods of physical or mental incapacity, and other than a change in Advisor’s title, duties or responsibilities as a result of a Change in Control).

Notwithstanding the foregoing, Advisor’s resignation will not constitute a resignation for Good Reason unless (i) Advisor provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Advisor to constitute Good Reason within thirty (30) days after the date of the occurrence of any event that Advisor knows or reasonably should have known to constitute Good Reason, (ii) the Company fails to cure such circumstance or event so identified within thirty (30) days following its receipt of such notice, and (iii) the effective date of Advisor’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

8.    Qualifying Termination. For purposes of the Agreement, “Qualifying Termination” will mean a termination of Advisor’s services under the Agreement, (a) by the Company without Cause or (b) by Advisor for Good Reason. Notwithstanding anything contained herein, in no event will Advisor be deemed to have experienced a Qualifying Termination if, (i) Advisor is offered and/or accepts continued service with the Company in a comparable role, or (ii) in connection with a Change in Control or any other corporate transaction or sale of assets involving the Company or any Subsidiary, Advisor is offered and accepts continued service in a comparable role with the successor or purchaser entity (or an affiliate thereof), as applicable. A Qualifying Termination will not include a termination due to Advisor’s death or Disability.

9.    Separation Release. For purposes of the Agreement, “Separation Release” will mean a general release of claims in a form prescribed by the Company.

10.    Subsidiary. For purposes of the Agreement, “Subsidiary” will have the meaning set forth in the 2021 Plan.

D.Section 409A.

1.    General. To the extent applicable, the Agreement will be interpreted and applied consistent and in accordance with Code Section 409A, and any ambiguities or ambiguous terms will be interpreted with such intent so that the Agreement is exempt from, or otherwise complies with, Code Section 409A. Notwithstanding any provision of the Agreement to the contrary, to the extent that the Company determines that any payments or benefits under the Agreement may not be either compliant with or exempt from Code Section 409A, the Company may in its sole discretion adopt such amendments to the Agreement or take such other actions that the Company determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Agreement from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A; provided, however, that this Section D will not create any obligation on the part of the Company to adopt any such amendment or take any other action, nor will the Company have any liability for failing to do so. In no event will the Company or any subsidiary or affiliate thereof have any liability, responsibility, or obligation to reimburse, indemnify, or hold harmless Advisor for any taxes, penalties, or interest that may be imposed, or other costs incurred, as a result of Code Section 409A.

2.    Potential Six-Month Delay. Notwithstanding anything to the contrary in the Agreement, no amounts will be paid to Advisor under the Agreement during the six (6)-month period following such Advisor’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Company determines that paying such amounts at the time or times indicated in the Agreement would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of Advisor’s death), Advisor will receive payment of a lump-sum payment that would have otherwise been payable to Advisor during such six (6)-month period, without interest thereon. In no event will Advisor have any discretion to determine the taxable year in which payments or benefits are provided under the Agreement.

3.    Separation from Service. A termination of service will not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of service (“Deferred Payments”) unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such Deferred Payments and to the extent necessary to comply with or be exempt from Code Section 409A, references to a “termination,” “termination of service” or like terms will mean “separation from service.” To the extent that the delay described in subsection (2) above does not apply but Advisor’s Qualifying Termination occurs at a time during the year whereby the Release Deadline Date will occur in the year immediately following the year in which the Qualifying Termination occurs, then any payments or benefits under this Agreement that constitute Deferred Payments that otherwise would be payable prior to the Release Deadline Date instead will be paid on the Release Deadline Date (or if later, on such date provided in the last sentence of Section B above.

4.    Installments. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Agreement will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A‑2(b)(2)(iii).